Exhibit 99.1

ECHOSTAR WELCOMES BACK FORMER CFO DAVID RAYNER

Current CFO Ken Carroll to Assume Corporate Business

Development Role

Englewood, Colorado — December 4, 2012- EchoStar Corp. (NASDAQ: SATS), a leading global satellite services provider and developer of hybrid video delivery technologies, today announced that David J. Rayner will return to the role of chief financial officer of EchoStar. Kenneth G. Carroll, the current chief financial officer of EchoStar, will assume a broadened role of executive vice president of corporate and business development.

Mr. Rayner left his position as chief financial officer of EchoStar in November 2011 to serve as the chief financial officer of a Denver-based start-up.

Mr. Carroll and Mr. Rayner each will report directly to Michael T. Dugan, chief executive officer and president of EchoStar. Mr. Carroll and Mr. Rayner will work side-by-side through December to ensure a smooth transition into their new roles.

“David and Ken are valued veterans of the satellite business. They intimately understand the inner workings and needs of EchoStar as well as the industry as a whole. These changes provide us additional executive strength, breadth and expanded resources to continue our focus on integration and operational excellence while aggressively pursuing business opportunities and future partnerships,” said Mr. Dugan.

Mr. Rayner has a long history with EchoStar, dating back to 2004 when EchoStar and DISH Network Corp. (DISH) were part of the same company. At DISH, he served first as chief financial officer and later as executive vice president of installation and service networks. After the spin-off of EchoStar in 2008, Mr. Rayner served first as the chief administrative officer and later as chief financial officer of EchoStar until 2011. Prior to his tenure at EchoStar, Mr. Rayner was an executive with Time Warner Telecom in Denver.

Mr. Carroll is a 20-year veteran of the satellite TV and broadband industries. Prior to joining EchoStar in 2010, Mr. Carroll served as president and chief operating officer of WildBlue Communications, chief financial officer for Liberty Satellite & Technology and chief financial officer for direct-to-home satellite TV provider PrimeStar.

About EchoStar Corporation

EchoStar Corp. (NASDAQ: SATS) is a leading global provider of satellite operations and video delivery solutions. EchoStar’s wholly-owned subsidiary, Hughes, is the world’s leading provider of satellite broadband services, delivering network technologies and managed services for enterprise and government customers in more than 100 countries.

Headquartered in Englewood, Colorado, with additional business units world-wide, EchoStar is a multiple Emmy award-winning company that has pioneered advancements in the set-top box and satellite industries for over 30 years, consistently delivering value for customers, partners and investors through innovation and outstanding quality. Over the last three decades EchoStar’s contribution to video technology has been a major influencer in the way consumers view, receive and manage their TV programming.

EchoStar’s consumer solutions include HughesNet®, North America’s #1 high-speed satellite Internet service, Sling Media’s Slingbox® products, and EchoStar’s line of advanced digital video set-top box products for the international free satellite and terrestrial viewer markets. For more information, please visit www.EchoStar.com

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For more information about EchoStar, please contact:

Linda Haugsted

Bob Gold & Associates

310-784-1040

linda@bobgoldpr.com